Exhibit 2

Execution Copy

SECURITIES PURCHASE AGREEMENT

by and between

PERCEPTION CAPITAL PARTNERS IIIA LLC

and

PFTA I LP

Dated as of July 12, 2023

Execution Copy

TABLE OF CONTENTS

ARTICLE I PURCHASE AND SALE		2
1.1	Purchase and Sale	2
1.2	Extension Shares and Financing Shares	2
ARTICLE II CLOSING		2
2.1	Closing	2
ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE SPONSOR		2
3.1	Organization and Standing	2
3.2	Authorization; Binding Agreement	3
3.3	Approvals	3
3.4	Non-Contravention and No Litigation	3
3.5	Capitalization	4
3.6	SEC Filings	4
3.7	Finders and Brokers	5
3.8	No Liabilities	5
3.9	Benefit Plans	5
3.10	Termination of Loans	5
3.11	Bank Account Balance	5
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE PURCHASER		5
4.1	Organization and Standing	5
4.2	Authorization; Binding Agreement	6
4.3	Approvals	6
4.4	Non-Contravention and No Litigation	6
4.5	Investment Purpose	6
4.6	Accredited Investor Status	7
4.7	Reliance on Exemptions	7
4.8	Information; Risk	7
4.9	Brokerage Fees	7
ARTICLE V COVENANTS		8
5.1	Access and Information	8
5.2	Operating Covenants	8
5.3	Public Filings	8
5.4	Confidentiality	9
5.5	Notification of Certain Matters	9

i

5.6	Efforts; Further Assurances	9
5.7	Extension Proxy	10
5.8	Public Announcements	10
5.9	Post-Closing Board of Directors; Post-Closing Officers; D&O Insurance and Miscellaneous	11
5.10	Release	12
5.11	Use of Name	13
5.12	Non-Disparagement	13
5.13	Bank Account	13
5.14	Lock-Up Agreement	13
ARTICLE VI INDEMNIFICATION		13
6.1	Survival	13
6.2	Indemnification by Sponsor	14
6.3	Indemnification by Purchaser	14
6.4	Indemnification Procedures	14
6.5	Recovery	16
6.6	Miscellaneous	16
ARTICLE VII CLOSING CONDITIONS		17
7.1	Conditions to Each Party’s Obligations	17
7.2	Conditions to Obligations of the Sponsor	17
7.3	Conditions to Obligations of the Purchaser	18
7.4	Frustration of Conditions	20
ARTICLE VIII TERMINATION AND EXPENSES		20
8.1	Termination	20
8.2	Effect of Termination	21
8.3	Fees and Expenses	21
ARTICLE IX WAIVERS AND RELEASES		22
9.1	Waiver of Claims Against Trust	22
ARTICLE X MISCELLANEOUS		23
10.1	Notices	23
10.2	Binding Effect; Assignment	23
10.3	Third Parties	23
10.4	Governing Law; Jurisdiction	24
10.5	WAIVER OF JURY TRIAL	24
10.6	Specific Performance	24

ii

10.7	Severability	24
10.8	Amendment	25
10.9	Entire Agreement	25
10.10	Interpretation	25
10.11	Counterparts	26
ARTICLE XI DEFINITIONS		26
11.1	Certain Definitions	26

iii

Execution Copy

SECURITIES PURCHASE AGREEMENT

This Securities Purchase Agreement (this “Agreement”) is made and entered into as of July 12, 2023 by and among PERCEPTION CAPITAL PARTNERS IIIA LLC, a Delaware limited liability company (the “Purchaser”) and PFTA I LP, an Ontario limited partnership (the “Sponsor”). The Purchaser and the Sponsor are sometimes referred to herein individually as a “Party” and, collectively, as the “Parties.”

WHEREAS, the Sponsor was organized to serve as the “sponsor” of Portage Fintech Acquisition Corporation, a Cayman Islands exempted company (“SPAC”) that was organized for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or other similar business combination with one or more businesses (the “Business Combination”);

WHEREAS, the Sponsor owns 6,322,845 Class B ordinary shares of the SPAC (each, a “Class B Share”), each of which will convert into one Class A ordinary share of the SPAC (“Class A Share”) on a one-for-one basis, subject to adjustment;

WHEREAS, the Sponsor owns 6,588,184 private placement warrants (the “Warrants”), each entitling its holder to acquire one (1) Class A Share at an exercise price of $11.50 per share;

WHEREAS, Purchaser desires to purchase from the Sponsor, and the Sponsor desires to sell and assign to the Purchaser, up to 4,215,230 of the Sponsor’s Class B Shares (the “Transferred Shares”) and 4,392,123 Warrants (the “Transferred Warrants” and collectively with the Transferred Shares, the “Transferred Securities”), provided that in no event shall the number of Transferred Shares to be purchased by the Purchaser be reduced to less than 2,107,615, unless otherwise agreed to by Purchaser;

WHEREAS, up to 650,000 Transferred Shares (the “Extension Shares”) may be assigned or transferred by the Sponsor prior to Closing, with the prior written consent of the Purchaser, to certain shareholders of the SPAC who have entered or will enter into non-redemption agreements (the “NRAs”) in connection with the Special Meeting (as defined below), provided that such NRAs are executed by July 19, 2023; and

WHEREAS, up to 1,457,615 Transferred Shares may be assigned or transferred in Purchaser’s sole discretion in connection with obtaining additional bona fide financing for the SPAC prior to the Business Combination (the “Financing Shares”);

NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated in this Agreement as if fully set forth below, and the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the Parties hereby agree as follows:

ARTICLE I

PURCHASE AND SALE

1.1	Purchase and Sale. Upon the terms and subject to the conditions hereof, at the Closing, the Sponsor shall sell to Purchaser for US$1.00 (One Dollar), and Purchaser shall purchase from Sponsor, all of Sponsor’s right, title, and interest in and to the Transferred Securities, free and clear of all Liens, for the consideration specified herein. The Purchaser acknowledges and agrees that the Transferred Securities are (i) “restricted securities” under U.S. securities laws, (ii) subject to the limitations on transfer described in the IPO Prospectus, and (iii) are in book entry form, registered on registers maintained by or on behalf of the SPAC and are not cleared in DTC or any other clearing system.

1.2	Extension Shares and Financing Shares. The Parties shall use reasonable best efforts to cooperate with each other in the negotiation and execution of NRAs and the assignment of the Extension Shares. Subject to applicable rules and regulations and existing agreements of SPAC and/or Purchaser, Purchaser may assign or transfer the Financing Shares in its sole discretion in connection in order to obtain additional bona fide financing(s) for the SPAC prior to the Business Combination. To the extent that less than an aggregate of 2,107,615 Class B Shares are assigned or transferred as Extension Shares prior to the Closing Date or transferred as Financing Shares prior to the Business Combination, 50% of such remaining Class B Shares shall be transferred back to the Sponsor upon the closing of the Business Combination. Upon written request of the Sponsor at any time (email being sufficient), Purchaser shall provide reasonably satisfactory documentation evidencing such financings and the transfer of the Financing Shares.

ARTICLE II

CLOSING

2.1	Closing. Subject to the satisfaction or waiver of the conditions set forth in Article VII, the consummation of the transactions contemplated by this Agreement (the “Closing”) will take place electronically via the exchange of documents and signatures on a date and at a time to be agreed upon by the Parties, which date will be no later than the second (2nd) Business Day after all the Closing conditions to this Agreement have been satisfied or waived, but no later than July 21, 2023, or at such other date, time or place (including remotely) as the Parties may agree (the date and time at which the Closing is actually held being the “Closing Date”). The Purchaser shall, as of the Closing Date, serve as the sponsor of the SPAC and be responsible for all costs, fees and expenses of the Purchaser and the SPAC following the Closing.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE SPONSOR

The Sponsor represents and warrants to the Purchaser as of the date of this Agreement and as of the Closing Date, as follows:

3.1	Organization and Standing. The SPAC and the Sponsor are companies that were duly formed, validly existing and in good standing under the Laws of the jurisdiction under which they were organized. The SPAC and Sponsor each has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. The Sponsor has heretofore made available to the Purchaser accurate and complete copies of its Organizational Documents of the Sponsor and the SPAC, as currently in effect. Neither the SPAC nor Sponsor is in violation of any provision of its Organizational Documents in any material respect.

3.2	Authorization; Binding Agreement. Sponsor and SPAC each has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is a party, to perform such its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each Ancillary Document to which Sponsor or SPAC is a party and the consummation of the transactions contemplated hereby and thereby (a) have been duly and validly authorized by the Sponsor and SPAC in the manner required by the respective Organizational Documents of Sponsor and SPAC, and (b) other than the Extension Approval, no other proceedings, consents or approvals are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which Sponsor or SPAC is a party or to consummate the transactions contemplated hereby and thereby. This Agreement has been, and each Ancillary Document to which the Sponsor or SPAC is a party, will be when delivered, duly and validly executed and delivered by the Sponsor and SPAC, as applicable, assuming the due authorization, execution and delivery of this Agreement and such Ancillary Documents by the other parties hereto and thereto (other than Sponsor and SPAC), and constitutes, or when delivered will constitute, the valid and binding obligation of each of the Sponsor and SPAC, as applicable, enforceable against it in accordance with its terms, except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization and moratorium laws and other laws of general application affecting the enforcement of creditors’ rights generally or by any applicable statute of limitation (collectively, the “Enforceability Exceptions”).

3.3	Approvals. Except for the Extension Approval and except as otherwise described in Schedule 3.3, no Consent of or with any Person, on the part of the SPAC or Sponsor is required to be obtained or made in connection with the execution, delivery or performance by each of the Sponsor and SPAC of this Agreement and each Ancillary Document to which it is a party or the consummation by the Sponsor and SPAC of the transactions contemplated hereby and thereby, other than (a) such filings as contemplated by this Agreement, (b) any filings required with Nasdaq or the SEC with respect to the transactions contemplated by this Agreement, and (c) applicable requirements, if any, of the Securities Act, the Exchange Act, and/ or any state “blue sky” securities Laws, and the rules and regulations thereunder.

3.4	Non-Contravention and No Litigation. The execution and delivery by each of the Sponsor and SPAC of this Agreement and each Ancillary Document to which it is a party, the consummation by the Sponsor of the transactions contemplated hereby and thereby, and compliance by the SPAC and Sponsor with any of the provisions hereof and thereof, will not (a) conflict with or violate any provision of the SPAC’s or Sponsor’s Organizational Documents, (b) subject to obtaining or making the Consents referred to in Section 3.3 hereof, conflict with or violate any Law, Order, Consent or Contract applicable to the SPAC, Sponsor, or any of their properties or assets, (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by the Sponsor or SPAC under, (iv) result in (or give rise to any right of) termination, withdrawal, suspension, cancellation, modification or acceleration under, (v) give rise to any obligation to make payments or provide compensation under, or (vi) give any Person the right to declare a default, exercise any remedy, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of, any Contract to which the SPAC or the Sponsor is a party or otherwise bound, or (d) result in the creation of any Lien upon any of the properties or assets of the SPAC or Sponsor. There is no legal action or suit or governmental proceeding or investigation pending or, to the knowledge of Sponsor, threatened against the SPAC or the Sponsor that in any way relates to the SPAC or the Transferred Securities.

3.5	Capitalization.

(a)	The SPAC is authorized to issue 330,000,000 ordinary shares, consisting of (i) 300,000,000 Class A Shares, of which 25,911,379 are issued and outstanding on the date hereof and (ii) 30,000,000 Class B Shares, of which 6,477,845 are issued and outstanding on the date hereof and all of 6,322,845 are owned by the Sponsor and 155,000 are owned by the other initial shareholders of the SPAC, and (iii) 1,000,000 preference shares of which none are issued and outstanding on the date hereof. The SPAC issued an aggregate of 8,637,126 Warrants, which are included in the units the SPAC sold in the IPO and simultaneously with the closing of the IPO, the SPAC sold an aggregate of 6,588,184 Warrants in a private placement. Other than set forth herein, there are no warrants, options or rights to subscribe for or purchase any capital shares of the SPAC or securities convertible into or exchangeable for, or that otherwise confer on the holder any right to acquire any capital shares of the SPAC.

(b)	All outstanding ordinary shares of the SPAC were duly authorized, validly issued, fully paid and non-assessable and are not subject to or issued in violation of (i) any purchase option, right of first refusal, preemptive right, subscription right or any similar right, (ii) the SPAC’s Organizational Documents, (iii) any Contract to which SPAC is a party or (iv) Law or Order. All outstanding warrants of the SPAC were duly authorized and constitute valid and binding obligations of the SPAC, enforceable against the SPAC in accordance with their terms under the laws of the State of New York. Each SPAC security has been sold pursuant to an effective registration statement filed under the Securities Act, or an appropriate exemption therefrom, and in accordance therewith.

(c)	The SPAC does not have any Subsidiaries or own any equity interests in any other Person.

3.6	SEC Filings. Except as set forth on Schedule 3.6, the SPAC, since the IPO, has timely filed all forms, reports, schedules, statements, registration statements, prospectuses and other documents required to be filed or furnished by the SPAC with the SEC under the Securities Act and/or the Exchange Act, together with any amendments, restatements or supplements thereto, and will file all such forms, reports, schedules, statements and other documents required to be filed between the date of this Agreement and the Closing (collectively, the “SEC Reports”). The SEC Reports (x) were prepared in all material respects in accordance with the requirements of the Securities Act the Exchange Act, and SOX, as the case may be, and the rules and regulations thereunder and (y) did not, as of their respective effective dates (in the case of SEC Reports that are registration statements filed pursuant to the requirements of the Securities Act) and at the time they were filed with the SEC (in the case of all other SEC Reports) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made. To the extent the Sponsor has any material non-public information concerning the Sponsor or the SPAC, such information has been provided to Purchaser.

3.7	Finders and Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from the Sponsor, SPAC or any of their respective Affiliates in connection with the transactions contemplated hereby.

3.8	No Liabilities. Other than set forth on Schedule 3.8, the SPAC has, and at Closing will have, no material outstanding Liabilities, including amounts due to any directors, employees, advisors, attorneys, consultants, underwriters, placement agents, financial or capital markets advisors or investment banks.

3.9	Benefit Plans. The SPAC has no Benefit Plans in existence.

3.10	Termination of Loans. The Sponsor represents and warrants that prior to the Closing it will have obtained the termination of that certain Promissory Note dated April 5, 2023 issued by the SPAC to the Sponsor and there is no other outstanding indebtedness for borrowed money or credit agreements of the SPAC or the Sponsor.

3.11	Bank Account Balance. The SPAC’s bank account will have a minimum balance of US$90,000 at the Closing.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser hereby represents and warrants to the Sponsor and SPAC, as of the date hereof and as of the Closing, as follows:

4.1	Organization and Standing. The Purchaser is a limited liability company duly formed, validly existing and in good standing under the Laws of the jurisdiction of its organization and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

4.2	Authorization; Binding Agreement. The Purchaser has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is or is required to be a party, to perform the Purchaser’s obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each Ancillary Document to which the Purchaser is or is required to be a party and the consummation of the transactions contemplated hereby and thereby (a) have been duly and validly authorized by the Purchaser’s board of managers in accordance with the Purchaser’s Organizational Documents, applicable Law or any Contract to which the Purchaser is a party or by which it or its securities are bound and (b) except for approvals that have already been obtained, no proceedings or approvals on the part of the Purchaser are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party or to consummate the transactions contemplated hereby and thereby. This Agreement has been, and each Ancillary Document to which the Purchaser is or is required to be a party will be when delivered, duly and validly executed and delivered by the Purchaser and assuming the due authorization, execution and delivery of this Agreement and any such Ancillary Document by the other parties hereto and thereto, constitutes, or when delivered will constitute, the legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, subject to the Enforceability Exceptions.

4.3	Approvals. No Consent of or with any Person on the part of the Purchaser is required to be obtained or made in connection with the execution, delivery or performance by the Purchaser of this Agreement and each Ancillary Document to which it is a party or the consummation by the Purchaser of the transactions contemplated hereby and thereby, other than such filings as contemplated by this Agreement.

4.4	Non-Contravention and No Litigation. The execution and delivery by the Purchaser of this Agreement and each Ancillary Document to which it is a party, the consummation by the Purchaser of the transactions contemplated hereby and thereby, and compliance by the Purchaser with any of the provisions hereof and thereof, will not (a) conflict with or violate any provision of the Purchaser’s Organizational Documents, (b) conflict with or violate any Law, Order, Consent or Contract applicable to the Purchaser, or any of its properties or assets, (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by the Purchaser under, (iv) result in (or give rise to any right of) termination, withdrawal, suspension, cancellation, modification or acceleration under, (v) give rise to any obligation to make payments or provide compensation under, (v) give any Person the right to declare a default, exercise any remedy, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of, any Contract, or (d) result in the creation of any Lien upon any of the properties or assets of the Purchaser. There is no legal action or suit or governmental proceeding or investigation pending or, to the knowledge of Purchaser, threatened against the Purchaser that in any way relates to the SPAC or the Transferred Securities.

4.5	Investment Purpose. The Purchaser is acquiring the Transferred Securities for its own account for investment only and not with a view towards, or for resale in connection with, the public sale or distribution thereof, except pursuant to sales registered or exempted under the Securities Act; provided, however, that by making the representations herein, the Purchaser reserves the right to dispose of the Transferred Securities at any time in accordance with or pursuant to an effective registration statement covering such Transferred Securities or an available exemption under the Securities Act. The Purchaser acknowledges that the Transferred Securities are “restricted securities” and have not been registered under the Securities Act or any applicable state securities law and accordingly, a customary restrictive legend will be placed on the certificates and book entries representing the Transferred Securities in the following form:

4.6	Accredited Investor Status. The Purchaser is an “accredited investor” as that term is defined in Rule 501(a) of Regulation D, as promulgated under the Securities Act.

4.7	Reliance on Exemptions. The Purchaser understands that the Transferred Securities are being offered and sold to it in reliance on specific exemptions from the registration requirements of United States federal and state securities Laws and that the SPAC and Sponsor are relying in part upon the truth and accuracy of, and the Purchaser’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of the Purchaser set forth herein in order to determine the availability of such exemptions and the eligibility of the Purchaser to acquire the Transferred Securities.

4.8	Information; Risk. The Purchaser and its advisors, if any, have been furnished with all materials relating to the business, finances and operations of the SPAC and Sponsor and other information the Purchaser deemed material to making an informed investment decision regarding its purchase of Transferred Securities hereunder, which have been requested by the Purchaser and has been afforded (i) the opportunity to ask such questions as it has deemed necessary of, and to receive answers from, representatives of the SPAC and Sponsor concerning the terms and conditions of the offering of the Transferred Securities and the merits and risks of investing in the Transferred Securities; (ii) access to information about each of the SPAC and Sponsor and its financial condition, results of operations, business, properties, management and prospects sufficient to enable it to evaluate its investment; and (iii) the opportunity to obtain such additional information that each of the SPAC and Sponsor possesses or can acquire without unreasonable effort or expense that is necessary to make an informed investment decision with respect to the investment. The Purchaser has such knowledge, sophistication and experience in investing, business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Transferred Securities and has so evaluated the merits and risks of such investment. The Purchaser has sought such accounting, legal and tax advice as it has considered necessary to make an informed investment decision with respect to its acquisition of the Transferred Securities. Without limiting the foregoing, the Purchaser has carefully considered the potential risks relating to each of the SPAC and Sponsor and a purchase of Transferred Securities hereunder, and fully understands that the Transferred Securities are a speculative investment that involves a high degree of risk of loss of the Purchaser’s entire investment and the Purchaser is able to bear the economic risk of an investment in the Transferred Securities and, at the present time, is able to afford a complete loss of such investment.

4.9	Brokerage Fees. There is no Person acting on behalf of the Purchaser who is entitled to or has any claim for any financial advisory, brokerage or finder’s fee or commission in connection with the execution of this Agreement or the consummation of the transactions contemplated hereby.

ARTICLE V
COVENANTS

5.1	Access and Information. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Closing (the “Interim Period”), subject to Section 5.4, the Sponsor will give, and will cause the SPAC and their Representatives to give, the Purchaser and its Representatives, at reasonable times during normal business hours and upon reasonable intervals and notice, reasonable access to all offices and other facilities and to all executives, properties, Contracts, agreements, commitments, books and records, financial and operating data and other information (including Tax Returns, internal working papers, client files, client Contracts and director service agreements), of or pertaining to the Sponsor or the SPAC, as the Purchaser or its Representatives may reasonably request (including unaudited quarterly financial statements, including a consolidated quarterly balance sheet and income statement, a copy of each material report, schedule and other document filed with or received by a Governmental Authority pursuant to the requirements of applicable securities Laws, and independent public accountants’ work papers (subject to the consent or any other conditions required by such accountants, if any)) and cause each of their Representatives to reasonably cooperate with the Purchaser and its Representatives in their investigation. Neither the Sponsor nor the SPAC will be required to provide access to or disclose information where such access or disclosure would jeopardize the protection of attorney- client privilege or contravene any Law (it being agreed that the parties will use their commercially reasonable efforts to cause such information to be provided in a manner that would not result in such jeopardy or contravention).

5.2	Operating Covenants. Unless the Purchaser otherwise consents in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the Interim Period, except as expressly contemplated by this Agreement or the Ancillary Documents or as set forth on Schedule 5.2, the Sponsor and the SPAC will (i) conduct its businesses, in all material respects, in the ordinary course of business consistent with past practice, (ii) comply with all Laws applicable to the Sponsor or SPAC and their respective businesses, assets and employees, and (iii) take all commercially reasonable measures necessary or appropriate to preserve intact, in all material respects, their respective business organizations, to keep available the services of their respective managers, directors, officers and consultants. Notwithstanding anything to the contrary in this Section 5.2, nothing in this Agreement will prohibit or restrict Sponsor or SPAC from completing the Extension.

5.3	Public Filings. During the Interim Period, the SPAC will keep current and timely file all of its public filings with the SEC and otherwise comply in all material respects with applicable securities Laws and will use its reasonable best efforts prior to the Closing to maintain the listing on Nasdaq of the SPAC ordinary shares.

5.4	Confidentiality. Subject to the disclosure obligations of SPAC pursuant to SEC rules and Cayman Islands law, the parties shall keep the details of this Agreement and of any negotiations hereunder, all other non-public information relating to the parties or in connection with the contemplated transaction, and any information obtained in the course of due diligence (if any) confidential and not disclose the same to any third party other than to its employees and advisers, under confidentiality undertaking and on a “need to know” basis, or as required to enforce its rights or otherwise required by law. Purchaser will be provided with the opportunity to review and comment on any public disclosure regarding the Agreement or the SPAC, and any comments provided shall be taken into account and considered in good faith. The confidentiality obligations of the parties hereunder shall terminate on the first anniversary of the expiration of the term of this Agreement. For as long as said confidentiality obligations are in force, they supersede (and exclude the application of) any other confidentiality agreements between the parties.

5.5	Notification of Certain Matters. During the Interim Period, each Party will give prompt notice to the other Parties if such Party or its Affiliates: (a) fails to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it or its Affiliates hereunder in any material respect; receives any notice or other communication in writing from any third party (including any Governmental Authority) alleging (i) that the Consent of such third party is or may be required in connection with the transactions contemplated by this Agreement or (ii) any material non-compliance with any Law by such Party or its Affiliates; (b) receives any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; (c) discovers any fact or circumstance that, or becomes aware of the occurrence or non- occurrence of any event the occurrence or non-occurrence of which, would reasonably be expected to cause or result in any of the conditions to the Closing set forth in Article VII not being satisfied or the satisfaction of those conditions being materially delayed; or (d) becomes aware of the commencement or threat, in writing, of any Action against such Party or any of its Affiliates, or any of their respective properties or assets, or, to the Knowledge of such Party, any officer, director, partner, member or manager, in his, her or its capacity as such, of such Party or of its Affiliates with respect to the consummation of the transactions contemplated by this Agreement. No such notice will constitute an acknowledgement or admission by the Party providing the notice regarding whether or not any of the conditions to the Closing have been satisfied or in determining whether or not any of the representations, warranties or covenants contained in this Agreement have been breached.

5.6	Efforts; Further Assurances. Subject to the terms and conditions of this Agreement, each Party will use its commercially reasonable efforts, and will cooperate fully with the other Parties, to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable under Contracts, applicable Laws and regulations to consummate the transactions contemplated by this Agreement (including the receipt of all applicable Consents) and to comply as promptly as practicable with all requirements of Governmental Authorities applicable to the transactions contemplated by this Agreement, including, without limitation, notification to the Trustee and the auditors of the SPAC. The Parties hereto will further cooperate with each other and use their respective commercially reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on their part under this Agreement and applicable Laws to consummate the transactions contemplated by this Agreement as soon as reasonably practicable, including preparing and filing as soon as practicable all documentation to effect all necessary notices, reports and other filings.

5.7	Extension Proxy.

(a)	SPAC has filed with the SEC a proxy statement for the purpose of soliciting proxies from SPAC shareholders in connection with the Extension and providing the Public Shareholders an opportunity in accordance with the SPAC’s Organizational Documents and the IPO Prospectus to have their Class A Shares redeemed (the “Redemption”) in conjunction with the shareholder vote on the Extension. The Proxy Statement includes proxy materials for the purpose of soliciting proxies from SPAC shareholders to vote, at a special meeting of SPAC shareholders to be called and held for such purpose (the “SPAC Special Meeting”), in favor of resolutions approving (i) the Extension, (ii) the Redemption Limitation Amendment (as defined in the Extension Proxy); and (iii) the adjournment of the SPAC Special Meeting, if necessary or desirable in the reasonable determination of SPAC. If, on the date for which the SPAC Special Meeting is scheduled, SPAC has not received the Extension Approval, whether or not a quorum is present, SPAC may make one or more successive postponements or adjournments of the SPAC Special Meeting.

(b)	SPAC will take any and all reasonable and necessary actions required to satisfy the requirements of the Securities Act, the Exchange Act and other applicable Laws in connection with the SPAC Special Meeting and the Extension. SPAC will amend or supplement the Extension Proxy and cause the Extension Proxy, as so amended or supplemented, to be filed with the SEC and to be disseminated to SPAC shareholders, in each case as and to the extent required by applicable Laws and subject to the terms and conditions of this Agreement and the SPAC’s Organizational Documents; provided, however, that the SPAC will not amend or supplement the Extension Proxy without prior consultation with the Purchaser as is reasonable under the circumstances.

(c)	SPAC will comply with all applicable Laws, any applicable rules and regulations of the Nasdaq Stock Market LLC (the “Nasdaq”), SPAC’s Organizational Documents and this Agreement in the preparation, filing and distribution of the Extension Amendment, any solicitation of proxies thereunder, the calling and holding of the SPAC Special Meeting and the Extension, and ensure that the Extension will not, upon consummation of the Extension and the transactions contemplated by this Agreement, cause the SPAC to cease to satisfy all applicable continued listing qualifications of the Nasdaq.

5.8	Public Announcements.

(a)	The Parties agree that during the Interim Period no public release, filing or announcement concerning this Agreement or the Ancillary Documents or the transactions contemplated hereby or thereby will be issued by any Party or any of their Affiliates without the prior written consent of the Purchaser and the Sponsor (which consent will not be unreasonably withheld, conditioned or delayed), except as such release or announcement may be required by applicable Law or the rules or regulations of any securities exchange, in which case the applicable Party will use commercially reasonable efforts to allow the other Party reasonable time to comment on, and arrange for any required filing with respect to, such release or announcement in advance of such issuance.

(b)	The SPAC will file a current report on Form 8-K (the “Signing Filing”) with a description of this Agreement as required by applicable Laws, which the other Parties will review, comment upon and approve (which approval will not be unreasonably withheld, conditioned or delayed) prior to filing (with the such other Parties reviewing, commenting upon and approving such Signing Filing in any event no later than the fourth (4th) Business Day after the execution of this Agreement); provided that the other Parties have a reasonable amount of time to complete such review, comment and approval prior thereto. The SPAC will, as promptly as practicable after shareholder approval of the matters contemplated by the Extension Proxy (“Shareholder Approval”), file a current report on Form 8-K (the “Filing”) as required by Federal Securities Laws which the other Parties will review, comment upon and approve (which approval will not be unreasonably withheld, conditioned or delayed) prior to filing.

5.9	Post-Closing Board of Directors; Post-Closing Officers; D&O Insurance and Miscellaneous. The Parties will take all necessary action, including causing the directors of the SPAC to resign, so that effective as of the Closing, the SPAC’s board of directors (the “Post-Closing SPAC Board”) will consist of five individuals, each of which will be designated by the Purchaser and appointed by the Sponsor prior to or at the Closing and will consist of Scott Honour (Chair), Rick Gaenzle, R. Rudolph Reinfrank, Thomas J. Abood and Karrie Willis. At least three of these individuals will be required to qualify as an independent director under Nasdaq rules (each an “Independent Director”). The Audit Committee will consist of three (3) directors (R. Rudolph Reinfrank, Thomas J. Abood and Karrie Willis), all of whom will qualify as independent, with at least one (1) member who qualifies as a “financial expert” (R. Rudolph Reinfrank). The Nominating Committee (R. Rudolph Reinfrank (Chair), Thomas J. Abood and Karrie Willis) and the Compensation Committee (Thomas J. Abood (Chair), Rudy Reinfrank and Karrie Willis) will each consist of three directors, all of whom will qualify as Independent Directors. Only Independent Directors will serve on the Audit Committee, the Compensation Committee and the Nominating Committee. Prior to the Closing, the SPAC will provide each new member of the Post-Closing SPAC Board with a director indemnification agreement substantially in the form of the indemnification agreement entered into with the SPAC’s existing directors and officers at the time of the IPO.

(a)	The Parties will take all necessary action, including causing the current executive officers of the SPAC to resign, so that effective as of the Closing, Rick Gaenzle will be appointed as Chief Executive Officer of the SPAC, Jim Sheridan and Tao Tan will each be appointed as Co-President of the SPAC and Corey Campbell will be appointed as Chief Financial Officer and Corporate Secretary of the SPAC.

(b)	Effective as of Closing, at the sole cost and expense of the Purchaser, the Sponsor shall cause the SPAC’s existing D&O insurance policy to be amended to reflect the changes in the SPAC management; or Purchaser shall be able to purchase a similar D&O insurance policy for a coverage period of at least 12 months at Closing. Purchaser agrees that the current directors and officers of SPAC will be included as covered persons under any such amended or new policy (the “Extended Policy”). In addition, prior to the consummation of the initial Business Combination by the SPAC, the Purchaser shall obtain, or cause the SPAC to obtain, and pay for commercially reasonable run-off or “tail” D&O liability insurance policy coverage and each of the current directors and officers shall be beneficiaries of such policy.

(c)	Effective as of Closing, access to the SPAC’s bank account(s) shall be transferred to Purchaser and/or its designees. The Purchaser hereby agrees that the working capital held in the SPAC’s operating account(s) as of the Closing Date shall remain in such account(s).

(d)	Effective as of Closing, all Liabilities of SPAC, including amounts due to any directors, employees, advisors, attorneys, consultants, underwriters, placement agents, financial or capital markets advisors or investment banks, shall be satisfied in full by the SPAC or the Sponsor.

5.10	Release. Each of the SPAC and the Purchaser, for itself and each of its direct and indirect affiliates, parent corporations, subsidiaries, subdivisions, successors, predecessors, members, shareholders and assigns (collectively the “Releasors”), hereby (i) releases, acquits and forever discharges the directors and officers of the SPAC as of the date of this Agreement and the Sponsor and each their direct and indirect affiliates, parents, subsidiaries, subdivisions, successors, predecessors, members, shareholders, and assigns, and their present and former officers, directors, legal representatives, employees, agents and attorneys, and their heirs, executors, administrators, trustees, successors and assigns (the parties so released, herein each a “Releasee” and collectively, the “Releasees”) of and from any and all causes of actions, claims, suits, liens, losses, damages, judgments, demands, liabilities, rights, obligations, costs, expenses, and attorneys’ fees of every nature, kind and description whatsoever, at law or in equity, whether individual, class or derivative in nature, whether based on federal, state or foreign law or right of action, mature or unmatured, accrued or not accrued, known or unknown, fixed or contingent, which the Releasors ever had, now have or hereafter can, shall or may have against any Releasees relating to the SPAC that accrued or may have accrued prior to the Closing Date (collectively, the “Released Claims”) and (b) covenants not to institute, maintain or prosecute any action, claim, suit, complaint, proceeding or cause of action or any kind to enforce any of the Released Claims; provided that nothing contained in this Section 5.10 shall release, waive, discharge, relinquish or otherwise affect the rights or obligations of any person with respect to claims involving (I) fraud, gross negligence and willful misconduct of a Releasee with regard to any representation or warranty or the breach of any covenant of a Releasee under this Agreement or (II) a breach by the Sponsor of any representations, warranties or covenants set forth in this Agreement. In any litigation arising from or related to an alleged breach of this Section 5.10, this Agreement may be pleaded as a defense, counterclaim or crossclaim, and shall be admissible into evidence. Each the SPAC and the Releasor expressly covenants and agrees that the release granted by it in this Section 5.10 shall be binding in all respects upon the Releasors and shall inure to the benefit of the successors and assigns of the Releasees, and agrees that the Releasees shall have no further liabilities or obligations to the Releasors, except as provided in this Agreement. Excluded from the foregoing releases are any claims relating to or arising from the enforcement of this Agreement.

5.11	Use of Name. Following Closing, the Purchaser shall use its best efforts to cause the SPAC to modify its name (including, if required by applicable law, holding a shareholder meeting to approve such name change) as soon as possible, but in no event later than 60 days after Closing (“Name Change Deadline”). The Purchaser hereby agrees and acknowledges that the Sponsor is not conveying ownership rights or granting Purchaser or any affiliate of Purchaser a license to use any of the trade names, trademarks, service marks, logos or domain names of the Sponsor or any of its affiliates (including the name “Portage” or any trade name, trademark, service mark, logo or domain name incorporating the name “Portage”) and after the Name Change Deadline, neither SPAC nor Purchaser shall use, or permit any affiliate thereof to use, in any manner the names or marks of Sponsor and its affiliates.

5.12	Non-Disparagement. Other than required by law, each of the Parties hereby agrees and covenants that it will not, nor will it cause its affiliates to, at any time make, publish, or communicate to any person or entity or in any public forum any defamatory or disparaging remarks, comments, or statements concerning the other Party or its businesses, or any of its employees, officers, and affiliates.

5.13	Bank Account. The current cash balance in the SPAC’s bank account shall remain in such bank account, provided, however, in the event the SPAC opens a new bank account, the Sponsor and its affiliates shall cause the SPAC to transfer remaining cash to the new bank account promptly.

5.14	Lock-Up Agreement. The Sponsor agrees that, to the extent the Purchaser is required to enter into any lock-up or similar agreement in connection with the initial Business Combination that restricts the sale of its securities in a manner that is more or less restrictive than the lock-up provisions in the Letter Agreement currently in effect for the Sponsor (the “New Lock-Up”), the Sponsor will agree to amend its lock-up provisions or enter into a new lock-up agreement such that the Sponsor will have the same restrictions as the New Lock-Up. The Sponsor agrees that any transferee of securities in the SPAC by the Sponsor shall enter into an agreement that requires the transferee to comply with this Section 5.14.

ARTICLE VI
INDEMNIFICATION

6.1	Survival. The respective representations and warranties of the Parties contained in this Agreement, and all indemnification obligations with respect thereto, will survive Closing until the 45th day following the date upon which the SPAC completes a Business Combination. The covenants and agreements made by the Parties in this Agreement or in any certificate or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such covenants or agreements, will not survive the Closing, except for (a) those covenants and agreements contained herein and therein that by their terms apply or are to be performed in whole or in part after the Closing and (b) those contained in Sections 5.9(b), 5.11, 5.12, 5.14 and 8.3 (which such covenants will survive the Closing and continue until fully performed in accordance with their terms).

6.2	Indemnification by Sponsor. Subject to the further provisions of this Article VI, Sponsor will indemnify, defend and hold harmless Purchaser and its Representatives, and their respective heirs, successors and assigns (collectively, the “Purchaser Indemnified Parties”) from, against and in respect of all Losses imposed on, sustained, incurred or suffered by or asserted against any of the Purchaser Indemnified Parties, directly or indirectly relating to or arising out of any of the following (collectively, “Purchaser Losses”): (a) any fact or circumstance that constitutes a breach of any representation or warranty of Sponsor contained herein, and (b) any act or omission that constitutes a breach of any covenant or agreement of Sponsor contained herein; provided, however, that in no event shall the amount of Purchaser Losses payable by Sponsor exceed the Purchase Price other than in connection with fraud or willful misconduct.

6.3	Indemnification by Purchaser. Subject to the further provisions of this Article VI, Purchaser will indemnify, defend and hold harmless Sponsor and its Representatives, and their respective heirs, successors and assigns (collectively, the “Sponsor Indemnified Parties”) from, against and in respect of all Losses imposed on, sustained, incurred or suffered by or asserted against any of the Sponsor Indemnified Parties, directly or indirectly relating to or arising out of any of the following (collectively, “Sponsor Losses”): (a) any fact or circumstance that constitutes a breach of any representation or warranty of Purchaser contained herein, (b) any act or omission that constitutes a breach of any covenant or agreement of Purchaser contained herein, and (c) any obligations of the Sponsor under Section 10 of the Letter Agreement (as defined below).

6.4	Indemnification Procedures.

(a)	Notice of Claim. If a claim for Losses is to be made by a Person entitled to indemnification hereunder (the “Indemnified Party”), the Indemnified Party will give written notice to the Sponsor (the “Indemnifying Party”) as soon as practicable after the Indemnified Party becomes aware of any fact, condition or event which may give rise to Losses for which indemnification may be sought under this Article VI, which notice will specify the basis of the claim and be accompanied by all supporting documentation then in the possession of the Indemnified Party (the “Notice of Claim”). In the case of a dispute over the obligation of the Indemnifying Party to pay the claim or over the amount of Losses, the parties will use reasonable efforts to resolve the matter internally on an expeditious basis and in any event within forty-five (45) days after the Notice of Claim is received by the Indemnifying Party. No delay in or failure to give a Notice of Claim by the Indemnified Party to the Indemnifying Party pursuant to this Section or to resolve any dispute during the 45-day period described above will adversely affect any of the other rights or remedies that the Indemnified Party has under this Agreement or at Law or alter or relieve the Indemnifying Party of its obligation to indemnify the Indemnified Party, except to the extent that such delay or failure has prejudiced the Indemnifying Party.

(b)	Defense of Third Party Claims. If any lawsuit or enforcement action is asserted or filed against any Indemnified Party, the Notice of Claim with respect thereto to be delivered under Section 6.4(a) will be given to the Indemnifying Party within ten (10) days after the service of the citation or summons. After such Notice of Claim, the Indemnifying Party will be entitled, if it so elects, at its own cost and expense: (A) to take control of the defense and investigation of such lawsuit or action, (B) to employ and engage attorneys of its own choice to handle and defend the same unless the named parties to such action or proceeding include both an Indemnifying Party and the Indemnified Party, and the Indemnified Party has been advised in writing by counsel that there may be one or more legal defenses available to such Indemnified Party that are different from or additional to those available to the Indemnifying Party, in which event the Indemnified Party will be entitled, at the Indemnifying Party’s reasonable cost, risk and expense, to separate counsel of its own choosing, and (C) to compromise or settle such claim; provided, however, that the Indemnifying Party will not be entitled to assume control of such defense (unless otherwise agreed to in writing by the Indemnified Party), if (1) the Notice of Claim relates to or arises in connection with any criminal or quasi criminal proceeding, action, indictment, allegation or investigation, (2) the Indemnified Party has been advised by counsel that representation of both the Indemnifying Party and the Indemnified Party by the same counsel would create a conflict of interest such that counsel to the Indemnifying Party could not reasonably represent the interests of the Indemnified Party, (3) upon petition by the Indemnified Party, the appropriate court rules that the Indemnifying Party failed or is failing to vigorously prosecute or defend such claim, or (4) the Indemnified Party reasonably believes that the Loss relating to the Notice of Claim would be reasonably expected to exceed the maximum amount that such Indemnified Party could then be entitled to recover under the applicable provisions of this Agreement; in each of which case (1)-(4) the Indemnified Party may employ counsel of its own choosing, which counsel will be reasonably acceptable to the Indemnifying Party. In no event will any party settle, compromise or offer to settle or compromise any claim, action or lawsuit on a basis that would result in the imposition of a consent, order, injunction, license or decree that would restrict the future activity or conduct of the other party or any Affiliate thereof (or grant a license to any Intellectual Property Rights thereof) without the consent of such other party, which consent may be withheld for any reason.

(c)	The Indemnified Party will cooperate in all reasonable respects with the Indemnifying Party and its attorneys in the investigation, trial and defense of such lawsuit or action and any appeal arising therefrom; provided, however, that the Indemnified Party may, at its own cost, also participate in the investigation, trial and defense of such lawsuit or action and any appeal arising therefrom. The parties will cooperate with each other in any notifications to insurers. If the Indemnifying Party fails to assume the defense of such claim within thirty (30) days after receipt of the Notice of Claim, the Indemnified Party against which such claim has been asserted will (upon delivering notice to such effect to the Indemnifying Party) have the right to undertake, at the Indemnifying Party’s reasonable cost and expense, the defense, compromise or settlement of such claim on behalf of and for the account and risk of the Indemnifying Party; provided, however, that such claim will not be compromised or settled without the written consent of the Indemnifying Party, which consent will not be unreasonably withheld or delayed.

(d)	If the Indemnified Party assumes the defense of the claim, the Indemnified Party will keep the Indemnifying Party reasonably informed of the progress of any such defense, compromise or settlement and permit the Indemnifying Party to participate, at its own cost and expense, in the investigation, trial and defense of such lawsuit or action and any appeal arising therefrom.

6.5	Recovery

(a)	To the extent that any Purchaser Losses become payable to any Purchaser Indemnified Party, Purchaser may elect to require the Sponsor to pay such Purchaser Losses by transferring to the Purchaser that number of Class A Shares or Class B Shares of the SPAC to Purchaser that is equal to the amount obtained by dividing (1) the aggregate amount of such Purchaser Losses by (2) the fair market value of the Class A Shares or Class B Shares of the SPAC on the date on which such Purchaser Losses are finally determined.

(b)	To the extent that any Sponsor Losses become payable to any Sponsor Indemnified Party, Sponsor may elect to require the Purchaser to pay such Sponsor Losses by transferring to the Sponsor that number of Transferred Shares to Sponsor that is equal to the amount obtained by dividing (1) the aggregate amount of such Sponsor Losses by (2) the fair market value of the Transferred Shares on the date on which such Sponsor Losses are finally determined.

(c)	The “fair market value of the Class A Shares or Class B Shares of the SPAC will be mutually agreed upon by Sponsor and Purchaser or, if they are unable to reach agreement within fifteen (15) days after the date on which Purchaser Losses are finally determined, by an investment bank selected by the Purchaser and Sponsor. If Sponsor and Purchaser are unable to agree upon an outside valuation expert, each of Sponsor and Sponsor will select an investment bank, which investment bank will select a third investment bank, which third investment bank will determine the fair market value. If Sponsor or Purchaser fails to select an investment bank within thirty (30) days after the expiration of the fifteen (15) day period referenced above, then the fair market value will be determined by the outside valuation expert selected by the party that made a selection within such thirty (30) day period. Purchaser will pay 100% of the fees and expenses of any investment bank but all of such fees and expenses will be added to the Purchaser Losses.

6.6	Miscellaneous. Notwithstanding anything to the contrary herein, each of the Parties agree that, notwithstanding any resignation of directors and officers of the SPAC, the provisions of each of the indemnity agreements dated July 20, 2021 entered into between the SPAC and each of the directors and officers of the SPAC (together, the “Indemnity Agreements”) shall remain in full force and effect notwithstanding any such resignation. Each of the Parties agree that, notwithstanding any provision of the Indemnity Agreements, each Indemnity Agreement shall continue to be binding and remain in full force and effect after any indemnitee thereunder has ceased to serve as a director or officer of the SPAC.

ARTICLE VII
CLOSING CONDITIONS

7.1	Conditions to Each Party’s Obligations. The obligations of each Party to consummate the transactions contemplated hereby and the other transactions described herein will be subject to the satisfaction or written waiver (where permissible) by the Sponsor and the Purchaser of the following conditions:

(a)	Extension. The Extension Approval shall have been obtained and the Extension shall have been implemented.

(b)	No Adverse Law or Order. No Governmental Authority will have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) or Order that is then in effect and which has the effect of making the transactions or agreements contemplated by this Agreement illegal or which otherwise prevents or prohibits consummation of the transactions contemplated by this Agreement.

(c)	Appointment to the Board. The members of the SPAC Board will have been elected or appointed effective as of the Closing consistent with the requirements of Section 5.9.

(d)	Management. Rick Gaenzle has been appointed as Chief Executive Officer of the SPAC, Jim Sheridan and Tao Tan have each been appointed as Co-President of the SPAC and Corey Campbell has been appointed as Chief Financial Officer and Corporate Secretary of the SPAC, all effective as of the Closing consistent with the requirements of Section 5.9.

(e)	Extended Policy. The Sponsor and the SPAC or Purchaser, as applicable, shall have obtained the Extended Policy.

7.2	Conditions to Obligations of the Sponsor. In addition to the conditions specified in Section 7.1, the obligations of the Sponsor to consummate the transactions contemplated by this Agreement are subject to the satisfaction or written waiver (by the Sponsor) of the following conditions:

(a)	Representations and Warranties. All of the representations and warranties of the Purchaser set forth in this Agreement and in any certificate delivered by or on behalf of the Purchaser pursuant hereto will be true and correct on and as of the date of this Agreement and on and as of the Closing Date as if made on the Closing Date in all material respects, except for those representations and warranties that address matters only as of a particular date (which representations and warranties will have been accurate as of such date), and those representations and warranties qualified by materiality (which shall be true and correct in all respects).

(b)	Agreements and Covenants. The Purchaser will have performed in all material respects all of the Purchaser’s obligations and complied in all material respects with all of the Purchaser’s agreements and covenants under this Agreement to be performed or complied with by it on or prior to the Closing Date.

(c)	Closing Deliveries.

(i)	Officer Certificate. The Purchaser will have delivered to the Sponsor a certificate, dated the Closing Date, signed by an executive officer of the Purchaser in such capacity, certifying as to the satisfaction of the conditions specified in Sections 7.2(a) and 7.2(b).

(ii)	Good Standing. The Purchaser will have delivered to the Sponsor a good standing certificate (or similar documents applicable for such jurisdictions) for the Purchaser certified as of a date no earlier than ten (10) days prior to the Closing Date from the proper Governmental Authority of the Purchaser’s jurisdiction of organization.

(iii)	Letter Agreement Amendment. The Letter Agreement (as defined below) shall have been amended so that, among other things, the Purchaser shall bear the rights and obligations and the Sponsor shall be released from such rights and obligations of the “Sponsor” under Section 10 of the Letter Agreement.

7.3	Conditions to Obligations of the Purchaser. In addition to the conditions specified in Section 7.1, the obligations of the Purchaser to consummate the transactions contemplated by this Agreement are subject to the satisfaction or written waiver (by the Purchaser) of the following conditions:

(a)	Representations and Warranties. All of the representations and warranties of the Sponsor set forth in this Agreement and in any certificate delivered by or on behalf of the Sponsor pursuant hereto will be true and correct on and as of the date of this Agreement and on and as of the Closing Date as if made on the Closing Date, except for those representations and warranties that address matters only as of a particular date (which representations and warranties will have been accurate as of such date), and those representations and warranties qualified by materiality (which shall be true and correct in all respects).

(b)	Agreements and Covenants. The Sponsor and the SPAC each will have performed in all material respects all of its obligations and complied in all material respects with all of its agreements and covenants under this Agreement to be performed or complied with by it on or prior to the Closing Date.

(c)	No Material Adverse Effect. No Material Adverse Effect will have occurred with respect to the Sponsor or the SPAC taken as a whole since the date of this Agreement which is continuing and uncured.

(d)	Closing Deliveries.

(i)	Officer Certificate. The Purchaser will have received a certificate from the Sponsor and the SPAC, dated as the Closing Date, signed by an executive officer of the Sponsor and the SPAC in such capacity, certifying as to the satisfaction of the conditions specified in Sections 7.3(a) through (f) as applicable to each.

(ii)	Good Standing. The Sponsor will have delivered to the Purchaser good standing certificates (or similar documents applicable for such jurisdictions) for Sponsor and SPAC each as of a date no earlier than ten (10) days prior to the Closing Date from the proper Governmental Authority of its jurisdiction of organization, in each case to the extent that good standing certificates or similar documents are generally available in such jurisdictions.

(iii)	Resignations. The Purchaser will have received irrevocable commitments to resign, effective as of or immediately following the Closing, of each of the directors and officers of the SPAC as requested by the Purchaser prior to the Closing.

(iv)	Letter Agreement. The SPAC, its incoming officers and directors, and the Purchaser shall have entered into a letter agreement substantially the same as that certain Letter Agreement, dated as of July 20, 2021, among the SPAC, the Sponsor and the officers and directors of the SPAC (“Letter Agreement”).

(v)	Registration Rights Agreement. The Sponsor and the SPAC shall have entered into a registration rights agreement substantially the same as the Registration Rights Agreement.

(vi)	Administrative Services Agreement. The Administrative Services Agreement shall have been terminated.

(vii)	Bank Account. Access to the SPAC’s bank account(s) shall have been transferred and assigned to Purchaser and/or its designees or if such bank account(s) can’t be transferred and assigned with reasonable efforts, closed so that the SPAC can open new bank account(s).

(viii)	Termination of Promissory Note and Liabilities. The Sponsor and the SPAC shall provide to the Purchaser evidence of the satisfaction, waiver or termination of the Promissory Note and all Liabilities in excess of $10,000 excluding standard course public company expenses such as accountants, auditors, exchange fees, and cost associated with managing the trust.

(e)	Requisite Consents. The Consents required to be obtained from or made with any third Person (including a Governmental Authority) in order to consummate the transactions contemplated by this Agreement, including in connection with the transfer of the Transferred Securities, will have each been obtained or made.

7.4	Frustration of Conditions. Notwithstanding anything contained herein to the contrary, no Party may rely on the failure of any condition set forth in this Article VII to be satisfied if such failure was caused by the failure of such Party or its Affiliates to comply with or perform any of its covenants or obligations set forth in this Agreement.

ARTICLE VIII
TERMINATION AND EXPENSES

8.1	Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing as follows:

(a)	by mutual written consent of the Parties;

(b)	by written notice by the Purchaser if any of the conditions to the Closing set forth in Section 7.1 or 7.3 or by Sponsor if any of the conditions to the Closing set forth in Section 7.1 or 7.2 have not been satisfied or waived by July 26, 2023 (the “Outside Date”); provided, however, the right to terminate this Agreement under this Section 8.1(b) will not be available to a Party if the breach or violation by such Party or its Affiliates of any representation, warranty, covenant or obligation under this Agreement was the cause of, or resulted in, the failure of the Closing to occur on or before the Outside Date;

(c)	by written notice by any Party if a Governmental Authority of competent jurisdiction will have issued an Order or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such Order or other action has become final and non-appealable; provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(c) will not be available to a Party if the failure by such Party or its Affiliates to comply with any provision of this Agreement has been a substantial cause of, or substantially resulted in, such action by such Governmental Authority;

(d)	by written notice by the Sponsor to Purchaser, (i) if there has been a material breach by the Purchaser of any of its representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of the Purchaser will have become untrue or inaccurate, in any case, which would result in a failure of a condition set forth in Section 0 or Section Error! Reference source not found. to be satisfied (treating the Closing Date for such purposes as the date of this Agreement or, if later, the date of such breach), and (ii) the material breach or inaccuracy is incapable of being cured or is not cured within the earlier of (A) twenty (20) days after written notice of such breach or inaccuracy is provided to the Purchaser or (B) the Outside Date; provided, that the Sponsor will not have the right to terminate this Agreement pursuant to this Section 8.1(d) if at such time the Sponsor is in material uncured breach of this Agreement;

(e)	by written notice by the Purchaser to the Sponsor, (i) if there has been a material breach by the Sponsor or the SPAC of any of its representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of such Parties will have become untrue or inaccurate, in any case, which would result in a failure of a condition set forth in Section 7.3(a) or Section 7.3(b) to be satisfied (treating the Closing Date for such purposes as the date of this Agreement or, if later, the date of such breach), and (ii) the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (A) twenty (20) days after written notice of such material breach or inaccuracy is provided to the Sponsor or (B) the Outside Date; provided, that the Purchaser will not have the right to terminate this Agreement pursuant to this Section 8.1(e) if at such time the Purchaser is in material uncured breach of this Agreement;

(f)	by Purchaser if (i) all of the conditions set forth in Section 7.1 and 7.2 have been satisfied (other than those conditions that by their nature are to be satisfied at the Closing) or waived in writing, (ii) the Purchaser has given notice in writing to Sponsor that the Purchaser is ready, willing and able to consummate the Closing, and (iii) Sponsor fails to consummate the transactions contemplated by this Agreement within three (3) business days after delivery of such written notice; and

(g)	by written notice by either the Purchaser to the Sponsor, if the SPAC Special Meeting is held (including any adjournment or postponement thereof) and has concluded, the Purchaser’s shareholders have duly voted, and the Extension Approval was not obtained.

8.2	Effect of Termination. This Agreement may only be terminated in the circumstances described in Section 8.1 and pursuant to a written notice delivered by the applicable Party to the other applicable Parties, which sets forth the basis for such termination, including the provision of Section 8.1 under which such termination is made. In the event of the valid termination of this Agreement pursuant to Section 8.1, this Agreement will forthwith become void, and there will be no Liability on the part of any Party or any of their respective Representatives, and all rights and obligations of each Party will cease, except: (i) Section Error! Reference source not found. and Article VI, Article VIII and Article IX will survive the termination of this Agreement, and (ii) nothing herein will relieve any Party from Liability for any fraud or willful breach of any representation, warranty, covenant or obligation under this Agreement. Without limiting the foregoing, and except as provided in this Section 8.2 and subject to the right to seek injunctions, specific performance or other equitable relief in accordance with Section 10.6, the Parties’ sole right prior to the Closing with respect to any breach of any representation, warranty, covenant or other agreement contained in this Agreement by another Party or with respect to the transactions contemplated by this Agreement will be the right, if applicable, to terminate this Agreement pursuant to Section 8.1.

8.3	Fees and Expenses. Whether or not there is a Closing, all expenses incurred by the Sponsor and the SPAC prior to the Close or relating to the Extension Proxy and the solicitation of proxies in connection therewith will be paid by the SPAC from the proceeds held outside of the Trust Account (the “Operating Account Balance”), and all reasonable and documented expenses in excess of the Operating Account Balance, if any, will be paid by the Sponsor. Except as provided explicitly herein (including, without limitation, Sections 5.9(b) and 5.12), any other expenses incurred by a Party whether before after any Closing or termination, will be the responsibility of that Party. As used in this Agreement, “Expenses” will include all out-of-pocket expenses (including all fees and expenses counsel, accountants, investment bankers, financial advisors, financing sources, experts and consultants to a Party hereto or any of its Affiliates subject to any limits set forth herein) incurred by a Party or on its behalf for any purpose, including in connection with or related to the authorization, preparation, negotiation, execution or performance of this Agreement or any Ancillary Document related hereto and all other matters related to the consummation of this Agreement.

ARTICLE IX
WAIVERS AND RELEASES

9.1	Waiver of Claims Against Trust. Reference is made to the final prospectus of SPAC, dated as of July 20, 2021 and filed with the SEC (File No. 333-257185) on July 22, 2021 (the “Prospectus”). The Purchaser and the Sponsor each hereby represents and warrants that it has read the Prospectus and understands that SPAC has established the Trust Account containing the proceeds of the IPO and the overallotment securities acquired by its underwriters and from certain private placements occurring simultaneously with the IPO (including without limitation interest accrued from time to time thereon) for the benefit of SPAC’s public shareholders (including without limitation overallotment shares acquired by SPAC’s underwriters, the “Public Shareholders”), and that, except as otherwise described in the Prospectus, SPAC may disburse monies from the Trust Account only: (a) to the Public Shareholders in the event they elect to redeem their SPAC shares in connection with the consummation of a Business Combination or in connection with an extension of its deadline to consummate a Business Combination, (b) to the Public Shareholders if SPAC fails to consummate a Business Combination within twenty-four (24) months after the closing of the IPO, subject to extension by an amendment to SPAC’s Organizational Documents, (c) with respect to any interest earned on the amounts held in the Trust Account, amounts necessary to pay for any franchise or income taxes or (d) to SPAC after or concurrently with the consummation of a Business Combination. For and in consideration of SPAC entering into this Agreement and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Purchaser and the Sponsor each hereby agrees on behalf of itself and its Affiliates that, notwithstanding anything to the contrary in this Agreement, neither it nor any of its Affiliates do now or shall at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account or distributions therefrom, or make any claim against the Trust Account (including without any limitation any distributions therefrom), regardless of whether such claim arises as a result of, in connection with or relating in any way to, this Agreement or any proposed or actual business relationship between SPAC or its Representatives, on the one hand, and the Purchaser and the Sponsor (as the case may be) or its Representatives, on the other hand, or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability, except as expressly provided in any future definitive transaction document between SPAC and the Purchaser or to the extent the SPAC completes a Business Combination and funds are released to the SPAC from the trust account in accordance with the terms of the Trust Agreement (collectively, the “Released Claims”). The Purchaser and the Sponsor each on behalf of itself and its Affiliates hereby irrevocably waives any Released Claims that it or any of its Affiliates may have against the Trust Account (including without limitation any distributions therefrom) now or in the future as a result of, or arising out of, any negotiations, contracts or agreements with SPAC or its Representatives and will not seek recourse against the Trust Account (including without limitation any distributions therefrom) for any reason whatsoever (including without limitation for an alleged breach of this Agreement or any other agreement with SPAC or its Affiliates). The Purchaser and the Sponsor each agrees and acknowledges that such irrevocable waiver is material to this Agreement and specifically relied upon by SPAC and its Affiliates to induce SPAC to enter into this Agreement, and the Purchaser and the Sponsor each further intends and understands such waiver to be valid, binding and enforceable against each of the Purchaser and the Sponsor and their respective Affiliates under applicable law. To the extent the Purchaser, Sponsor and their respective Affiliates commences any action or proceeding based upon, in connection with, relating to or arising out of any matter relating to any Released Claims, which proceeding seeks, in whole or in part, monetary relief against SPAC or its Representatives, the Purchaser and the Sponsor each hereby acknowledges and agrees that the sole remedy of Purchaser, Sponsor and their respective Affiliates shall be against funds held outside of the Trust Account and that such claim shall not permit Purchaser, Sponsor and their respective Affiliates (or any person claiming on any of their behalves or in lieu of any of them) to have any claim against the Trust Account (including without limitation any distributions therefrom) or any amounts contained therein. In the event the Purchaser, the Sponsor or any of their respective Affiliates commences any action or proceeding based upon, in connection with, relating to or arising out of any matter relating to Released Claims, which proceeding seeks, in whole or in part, relief against the Trust Account (including without limitation any distributions therefrom) or the Public Shareholders, whether in the form of money damages or injunctive relief, SPAC and its Representatives, as applicable, shall be entitled to recover from the Purchaser or the Sponsor (as applicable) and their respective Affiliates the associated legal fees and costs in connection with any such action, in the event SPAC or its Representatives, as applicable, prevails in such action or proceeding.

ARTICLE X
MISCELLANEOUS

10.1	Notices. All notices, consents, waivers and other communications hereunder will be in writing and will be deemed to have been duly given when delivered (i) in person, (ii) by e- mail, with affirmative confirmation of receipt, (iii) one Business Day after being sent, if sent by reputable, nationally recognized overnight courier service or (iv) three (3) Business Days after being mailed, if sent by registered or certified mail, pre-paid and return receipt requested, in each case to the applicable Party at the following addresses (or at such other address for a Party as will be specified by like notice):

If to the Purchaser to:		with a copy (which will not constitute notice) to:

Perception Capital Partners III LLC 315 Lake Street East, Suite 301 Wayzata, MN 55391 United States Attention: Chair		Faegre, Drinker, Biddle & Reath LLP 2200 Wells Fargo Center 90 South 7th Street Minneapolis, Minnesota 55402-3901 Telephone: (612) 766-7000
E-mail:	SHonour@NorthernPacificGroup.com	Attn: Steven Kennedy; Jonathan Zimmerman
		E-mail:	Steven.Kennedy@FaegreDrinker.com Jon.Zimmerman@FaegreDrinker.com

If to the Sponsor or SPAC to:	with a copy (which will not constitute notice) to:

PFTA I LP 280 Park Avenue, 29F East New York, NY 10017	Ellenoff Grossman & Schole LLP 1345 Avenue of the Americas New York, New York 10105 Attn: Stuart Neuhauser, Lijia Sanchez Telephone: (212) 370-1300
	E-mail:	sneuhauser@egsllp.com lsanchez@egsllp.com

10.2	Binding Effect; Assignment. This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns. This Agreement may not be assigned by operation of Law or otherwise without the prior written consent of the Purchaser and the Company, and any assignment without such consent will be null and void; provided that no such assignment will relieve the assigning Party of its obligations hereunder.

10.3	Third Parties. Nothing contained in this Agreement or in any instrument or document executed by any party in connection with the transactions contemplated hereby will create any rights in, or be deemed to have been executed for the benefit of, any Person that is not a Party hereto or thereto or a successor or permitted assign of such a Party.

10.4	Governing Law; Jurisdiction. This Agreement will be governed by, construed and enforced in accordance with the Laws of the State of New York without regard to the conflict of laws principles thereof. All Actions arising out of or relating to this Agreement will be heard and determined exclusively in any state or federal court located in the New York, New York (or in any other court in the State of New York or any appellate court thereof) (the “Specified Courts”). Each Party hereto hereby (a) submits to the exclusive jurisdiction of any Specified Court for the purpose of any Action arising out of or relating to this Agreement brought by any Party hereto and (b) irrevocably waives, and agrees not to assert by way of motion, defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated hereby may not be enforced in or by any Specified Court. Each Party agrees that a final judgment in any Action will be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each Party irrevocably consents to the service of the summons and complaint and any other process in any other Action relating to the transactions contemplated by this Agreement, on behalf of itself, or its property, by personal delivery of copies of such process to such Party at the applicable address set forth in Section 10.1. Nothing in this Section 10.4 will affect the right of any Party to serve legal process in any other manner permitted by Law.

10.5	WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.5.

10.6	Specific Performance. Each Party acknowledges that the rights of each Party to consummate the transactions contemplated hereby are unique, recognizes and affirms that in the event of a breach of this Agreement by any Party, money damages may be inadequate and the non-breaching Parties may have not adequate remedy at law, and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by an applicable Party in accordance with their specific terms or were otherwise breached. Accordingly, each Party will be entitled to seek an injunction or restraining order to prevent breaches of this Agreement and to seek to enforce specifically the terms and provisions hereof, without the requirement to post any bond or other security or to prove that money damages would be inadequate, this being in addition to any other right or remedy to which such Party may be entitled under this Agreement, at law or in equity.

10.7	Severability. In case any provision in this Agreement will be held invalid, illegal or unenforceable in a jurisdiction, such provision will be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof will not in any way be affected or impaired thereby nor will the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties will substitute for any invalid, illegal or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

10.8	Amendment. Any provision of this Agreement may be (a) amended, supplemented or modified only by execution of a written instrument signed by the Parties and (b) waived by execution of a written instrument signed the Party or Parties party against whom the waiver is to be effective. No failure or delay by a Party in exercising any right hereunder will operate as a waiver thereof nor will any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

10.9	Entire Agreement. This Agreement and the documents or instruments referred to herein, including any exhibits and schedules attached hereto, which exhibits and schedules are incorporated herein by reference, together with the Ancillary Documents, embody the entire agreement and understanding of the Parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein or the documents or instruments referred to herein, which collectively supersede all prior agreements and the understandings among the Parties with respect to the subject matter contained herein.

10.10	Interpretation. The table of contents and the Article and Section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the Parties and will not in any way affect the meaning or interpretation of this Agreement. In this Agreement, unless the context otherwise requires: (a) any pronoun used will include the corresponding masculine, feminine or neuter forms, and words in the singular, including any defined terms, include the plural and vice versa; (b) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity; (c) any accounting term used and not otherwise defined in this Agreement or any Ancillary Document has the meaning assigned to such term in accordance with GAAP; (d) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding or succeeding such term and will be deemed in each case to be followed by the words “without limitation”; (e) the words “herein,” “hereto,” and “hereby” and other words of similar import will be deemed in each case to refer to this Agreement as a whole and not to any particular Section or other subdivision of this Agreement; (f) the word “if” and other words of similar import when used herein will be deemed in each case to be followed by the phrase “and only if”; (g) the term “or” means “and/or”; (h) any reference to the term “ordinary course” or “ordinary course of business” will be deemed in each case to be followed by the words “consistent with past practice”; (i) any agreement, instrument, insurance policy, Law or Order defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument, insurance policy, Law or Order as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes, regulations, rules or orders) by succession of comparable successor statutes, regulations, rules or orders and references to all attachments thereto and instruments incorporated therein; (j) except as otherwise indicated, all references in this Agreement to the words “Section,” “Article,” “Schedule” and “Exhibit” are intended to refer to Sections, Articles, Schedules and Exhibits to this Agreement; (k) the term “Dollars” or “$” means United States dollars; and (l) if any provision refers to a document being provided, delivered, furnished or made available to the Purchaser by the Sponsor such document will be deemed to have been provided, delivered, furnished or made available if the document is in the SPAC’s SEC Reports that are available on the SEC’s web site through EDGAR. Any reference in this Agreement to a Person’s directors will include any member of such Person’s governing body and any reference in this Agreement to a Person’s officers will include any Person filling a substantially similar position for such Person. Any reference in this Agreement or any Ancillary Document to a Person’s shareholders or stockholders will include any applicable owners of the equity interests of such Person, in whatever form, including with respect to the Purchaser and its stockholders under the DGCL, as then applicable, or its Organizational Documents. The Parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties hereto, and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

10.11	Counterparts. This Agreement and each Ancillary Document may be executed and delivered (including by facsimile or other electronic transmission) in one or more counterparts, and by the different Parties hereto in separate counterparts, each of which when executed will be deemed to be an original but all of which taken together will constitute one and the same agreement.

ARTICLE XI
DEFINITIONS

11.1	Certain Definitions. For purpose of this Agreement, the following capitalized terms have the following meanings:

“Action” means any notice of noncompliance or violation, or any claim, demand, charge, action, suit, litigation, audit, settlement, complaint, stipulation, assessment or arbitration, or any request (including any request for information), inquiry, hearing, proceeding or investigation, by or before any Governmental Authority.

“Administrative Services Agreement” means that certain administrative services agreement, dated July 20, 2021, by and among the SPAC and the Sponsor.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with such Person.

“Ancillary Documents” means each agreement, and the other agreements, certificates and instruments to be executed or delivered by any of the Parties hereto in connection with or pursuant to this Agreement.

“Benefit Plans” of any Person means any and all deferred compensation, executive compensation, incentive compensation, equity purchase or other equity-based compensation plan, severance or termination pay, holiday, vacation or other bonus plan or practice, hospitalization or other medical, life or other insurance, supplemental unemployment benefits, profit sharing, pension, or retirement plan, program, agreement, commitment or arrangement, and each other employee benefit plan, program, agreement or arrangement, including each “employee benefit plan” as such term is defined under Section 3(3) of ERISA, maintained or contributed to or required to be contributed to by a Person for the benefit of any employee or terminated employee of such Person, or with respect to which such Person has any Liability, whether direct or indirect, actual or contingent, whether formal or informal, and whether legally binding or not.

“Business Day” means any day other than a Saturday, Sunday or a legal holiday on which commercial banking institutions in New York, New York are authorized to close for business, excluding as a result of “stay at home,” “shelter-in-place,” “non-essential employee” or any other similar orders or restrictions or the closure of any physical branch locations at the direction of any governmental authority so long as the electronic funds transfer systems, including for wire transfers, of commercially banking institutions in New York, New York are generally open for use by customers on such day.

“Code” means the Internal Revenue Code of 1986, as amended, and any successor statute thereto, as amended. Reference to a specific section of the Code will include such section and any valid treasury regulation promulgated thereunder.

“Consent” means any consent, approval, waiver, authorization or notice to or declaration or filing with any Governmental Authority or any other Person.

“Contracts” means all contracts, agreements, binding arrangements, bonds, notes, indentures, mortgages, debt instruments, purchase order, licenses (and all other contracts, agreements or binding arrangements concerning intellectual property), franchises, leases and other instruments or obligations of any kind, written or oral (including any amendments and other modifications thereto).

“Control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise. “Controlled,” “Controlling” and “under common Control with” have correlative meanings. Without limiting the foregoing a Person (the “Controlled Person”) will be deemed Controlled by (a) any other Person (i) owning beneficially, as meant in Rule 13d-3 under the Exchange Act, securities entitling such Person to cast ten percent (10%) or more of the votes for election of directors or equivalent governing authority of the Controlled Person or (ii) entitled to be allocated or receive ten percent (10%) or more of the profits, losses, or distributions of the Controlled Person; (b) an officer, director, general partner, partner (other than a limited partner), manager, or member (other than a member having no management authority that is not a Person described in clause (a) above) of the Controlled Person; or (c) a spouse, parent, lineal descendant, sibling, aunt, uncle, niece, nephew, mother-in-law, father-in- law, sister-in-law, or brother-in-law of an Affiliate of the Controlled Person or a trust for the benefit of an Affiliate of the Controlled Person or of which an Affiliate of the Controlled Person is a trustee.

“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Extension” means an extension by the SPAC, in accordance with the SPAC’s Organizational Documents, the Trust Agreement, the IPO Prospectus and the Extension Amendment, of the deadline by which it must complete its Business Combination.

“Extension Approval” means an approval of the Extension by the requisite shareholders of the SPAC in compliance with applicable Law and the SPAC’s Organizational Documents.

“GAAP” means generally accepted accounting principles as in effect in the United States of America.

“Governmental Authority” means any federal, state, local, foreign or other governmental, quasi-governmental or administrative body, instrumentality, department or agency or any court, tribunal, administrative hearing body, arbitration panel, commission, or other similar dispute-resolving panel or body.

“Indebtedness” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money (including the outstanding principal and accrued but unpaid interest), (b) all obligations for the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of business), (c) any other indebtedness of such Person that is evidenced by a note, bond, debenture, credit agreement or similar instrument, (d) all obligations of such Person under leases that should be classified as capital leases in accordance with GAAP, (e) all obligations of such Person for the reimbursement of any obligor on any line or letter of credit, banker’s acceptance, guarantee or similar credit transaction, in each case, that has been drawn or claimed against, (f) all obligations of such Person in respect of acceptances issued or created, (g) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by such Person, whether periodically or upon the happening of a contingency, (h) all obligations secured by an Lien on any property of such Person, (i) any premiums, prepayment fees or other penalties, fees, costs or expenses associated with payment of any Indebtedness of such Person and (j) all obligation described in clauses (a) through (i) above of any other Person which is directly or indirectly guaranteed by such Person or which such Person has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a creditor against loss.

“IPO” means the initial public offering of SPAC units pursuant to the IPO Prospectus.

“IPO Prospectus” means the final prospectus of the SPAC, dated as of July 20, 2021 and filed with the SEC (File No. 333-257185) on July 22, 2021.

“IRS” means the U.S. Internal Revenue Service (or any successor Governmental Authority).

“Knowledge” means, with respect to (i) the Sponsor, the actual knowledge of the members and managing member of the Sponsor and any officer or director of the SPAC, after reasonable inquiry; or (ii) any other Party, (A) if an entity, the actual knowledge of its directors and executive officers, after reasonable inquiry, or (B) if a natural person, the actual knowledge of such Party after reasonable inquiry.

“Law” means any federal, state, local, municipal, foreign or other law, statute, legislation, principle of common law, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, directive, requirement, writ, injunction, settlement, Order or Consent that is or has been issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Liabilities” means any and all liabilities, Indebtedness, Actions or obligations of any nature (whether absolute, accrued, contingent or otherwise, whether known or unknown, whether direct or indirect, whether matured or unmatured, whether due or to become due that are required to be recorded or reflected on a balance sheet under U.S. GAAP), including Tax liabilities due or to become due.

“Lien” means any mortgage, pledge, security interest, attachment, right of first refusal, option, proxy, voting trust, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof), restriction (whether on voting, sale, transfer, disposition or otherwise), any subordination arrangement in favor of another Person, or any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code or any similar Law, state and federal securities Laws or contractual lock up agreements.

“Material Adverse Effect” means, with respect to any specified Person, any fact, event, occurrence, change or effect that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect upon (a) the business, assets, Liabilities, results of operations, prospects or condition (financial or otherwise) of such Person and its Subsidiaries, taken as a whole, or (b) the ability of such Person or any of its Subsidiaries on a timely basis to consummate the transactions contemplated by this Agreement or the Ancillary Documents to which it is a party or bound or to perform its obligations hereunder or thereunder

“Nasdaq” means the Nasdaq Stock Market LLC.

“Order” means any order, decree, ruling, judgment, injunction, writ, determination, binding decision, verdict, judicial award or other action that is or has been made, entered, rendered, or otherwise put into effect by or under the authority of any Governmental Authority.

“Organizational Documents” means, with respect to any Person that is an entity, its certificate of incorporation or formation, bylaws, operating agreement, memorandum and articles of association, administrative services agreement or similar organizational documents, in each case, as amended.

“Person” means an individual, corporation, partnership (including a general partnership, limited partnership or limited liability partnership), limited liability company, association, trust or other entity or organization, including a government, domestic or foreign, or political subdivision thereof, or an agency or instrumentality thereof.

“Redemption Price” means an amount equal to the price at which each Class A ordinary share of the SPAC is redeemed pursuant to the Redemption (as equitably adjusted for share splits, share dividends, combinations, recapitalizations and the like after the Closing).

“Registration Rights Agreement” means that certain registration rights agreement, dated July 20, 2021, by and among the SPAC, its current officers and directors, and the Sponsor.

“Representatives” means, as to any Person, such Person’s Affiliates and the respective managers, directors, officers, employees, independent contractors, consultants, advisors (including financial advisors, counsel and accountants), agents and other legal representatives of such Person or its Affiliates.

“SEC” means the U.S. Securities and Exchange Commission (or any successor Governmental Authority).

“Securities Act” means the Securities Act of 1933, as amended.

“SOX” means the U.S. Sarbanes-Oxley Act of 2002, as amended.

“Tax Return” means any return, declaration, report, claim for refund, information return or other documents (including any related or supporting schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of any Taxes or the administration of any Laws or administrative requirements relating to any Taxes.

“Taxes” means (a) all direct or indirect federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, value-added, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, social security and related contributions due in relation to the payment of compensation to employees, excise, severance, stamp, occupation, premium, property, windfall profits, alternative minimum, estimated, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts with respect thereto, (b) any Liability for payment of amounts described in clause (a) whether as a result of being a member of an affiliated, consolidated, combined or unitary group for any period or otherwise through operation of law and (c) any Liability for the payment of amounts described in clauses (a) or (b) as a result of any tax sharing, tax group, tax indemnity or tax allocation agreement (excluding commercial agreements entered into in the ordinary course of business the primary purpose of which is not the sharing of Taxes) with, or any other express or implied agreement to indemnify, any other Person.

“Trust Account” means the trust account established by SPAC with the proceeds from the IPO pursuant to the Trust Agreement in accordance with the IPO Prospectus.

“Trust Agreement” means that certain Investment Management Trust Agreement, dated as of July 20, 2021, as it may be amended, by and between the SPAC and the Trustee, as well as any other agreements entered into related to or governing the Trust Account, all of which are on file with the SEC Reports.

IN WITNESS WHEREOF, each Party hereto has caused this Securities Purchase Agreement to be signed and delivered as of the date first written above.

PERCEPTION CAPITAL PARTNERS IIIA LLC By: its sole Member

By:	/s/ Scott Honour

Name and Title:	Scott Honour, President

PFTA I LP

By:	/s/ Adam Felesky

Name and Title:	Adam Felesky, President

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